                                    NOVATION

                                       OF

                             PARTICIPATION AGREEMENT

         This Novation Agreement dated as of September 9, 2005 shall become effective as of September 15, 2005, is by and among LINCOLN BENEFIT LIFE COMPANY
(the "Company"), a Nebraska insurance company, on its own behalf and on behalf of each separate account of the Company named in Schedule 1 to Participation
Agreement (as defined below), PREMIER VIT, an open-end diversified management investment company organized under the laws of the State of Massachusetts (the
"Fund"), OCC DISTRIBUTORS LLC, a Delaware limited liability company ("OCC
Distributors"), and ALLIANZ GLOBAL INVESTORS DISTRIBUTORS LLC, a Delaware
limited liability company ("AGI Distributors").

         WHEREAS, the Company, the Fund and OCC Distributors entered into a
Participation Agreement on September 30, 1999, as amended on September 1, 2000,
November 7, 2002, and January 1, 2004 ("Participation Agreement");

         WHEREAS, each of AGI Distributors and OCC Distributors is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as amended, and is a member in good standing of the National Association of
Securities Dealers, Inc.;

         WHEREAS, the Company, the Fund and OCC Distributors desire that OCC
Distributors be replaced as the Fund's principal underwriter by AGI
Distributors; and

         WHEREAS, the Company and the Fund desire to effect a novation of the
Participation Agreement so that AGI Distributors is substituted for OCC
Distributors as a party to such agreement and OCC Distributors is released from its obligations under such agreement, AGI Distributors desires to accept the novation thereof, and OCC Distributors desires to consent to such novation.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

         1. Novation and Acceptance. Subject to the terms and conditions contained herein, the Company and the Fund hereby affect a novation of the
Participation Agreement to substitute AGI Distributors for OCC Distributors as party to such agreement (the "Novation"), AGI Distributors hereby accepts such novation and agrees to undertake all of OCC Distributors' duties and obligations under the Participation Agreement. The Company and AGI Distributors hereby release OCC Distributors from all of its duties and obligations under the
Participation Agreement and OCC Distributors hereby consents to such novation.

         2. Term. The novation shall become effective on the September 15, 2005 and shall extend for so long as the terms specified in Section 10 of the
Participation Agreement are satisfied or until terminated in accordance with said Section 10.

         3. No Termination. The parties agree that the novation shall not constitute a termination of the Participation Agreement for purposes of Section
10 of the Participation Agreement, and that the Participation Agreement, as so novated, shall remain in full force and effect after the novation.

         4. OCC Distributors (a) represents and warrants as of the date of execution of this Novation Agreement; and (b) covenants as of the effective date of the Novation, that it is not in default under and representation, warranty, covenant or other term or provision of the Participation Agreement. This
Novation Agreement shall be deemed null and void in the event any such default.

         IN WITNESS WHEREOF, the parties hereto have caused this Novation
Agreement to be executed by a duly authorized representative as of the day and year first above written.

LINCOLN BENEFIT LIFE                    PREMIER VIT
COMPANY

By: /s/ Timothy N. Vander Pas           By: /s/ Brian S. Shlissel
    -------------------------               ---------------------
Name:  Timothy N. Vander Pas            Name:  Brian S. Shlissel
Title: Assistant Vice President         Title: President & CEO

OCC DISTRIBUTORS                        ALLIANZ GLOBAL INVESTORS
                                        DISTRIBUTORS LLC

By: /s/ Francis C. Poli                 By: /s/ E. Blake Moore, Jr.
    -----------------------                 -----------------------
Name:  Francis C. Poli                  Name:  E. Blake Moore, Jr.
Title: CEO                              Title: Managing Director & CEO